Exhibit 99.1

4 November 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

Q3-16 BUSINESS UPDATE

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, today announces its Q3 Business Update for the period from 1 July 2016 to 30 September 2016 (the “Period”).
Highlights in the Period:

•	Total portfolio value[1] stands at £3,073.3 million across 265 properties including two loan portfolios generating annualised topped-up NOI of £167.1 million

•	Property portfolio occupancy of 95.0% with WAULT of 7.3 years (9.3 to expiry)

•	31 commercial lease transactions delivered £1.9 million of incremental annualised NOI, 10.7% ahead of previous passing rents and 1.5% ahead of valuers’ ERVs

•	Sales of £57.1 million completed across 13 properties, achieving an exit spread of 260bps over entry yield on cost, at a 3.4% premium to book value and a return on cost of 45%

•	Quarterly interim dividend of 12.0 pence per share, delivering 48.0 pence per share for 2016

•	Group net debt of £1,255.0 million with a weighted average interest rate of 3.0%, a weighted average term to maturity of 6.3 years and an LTV of 40.8%

•	Tapped KWE’s 2022 unsecured bonds by a further £200 million, increasing the bonds to a total of £500 million

•	Repaid £156.3 million of secured financing, increasing the proportion of unsecured debt to 56%

•	Announced share buyback programme of up to £100 million
Post Period end achievements:

•	Completed £50.1 million of share buyback and cancelled 4.9 million shares to date

•	Completed disposals for £17.3 million, delivering a return on cost of c. 30%

•	Twelve leases completed, 8.3% ahead of previous passing rents and c. 1% ahead of valuers’ ERVs
Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“The Board remains focused on delivering total returns for shareholders and we are very pleased to announce a further dividend of 12.0 pence per share to be paid in Q4-16, which delivers on the 48.0 pence target for 2016, and reflects an attractive dividend yield of 4.7%. The share buyback programme of up to £100 million illustrates KWE’s commitment to balance sheet management and capital efficiency, particularly when capital markets remain turbulent, whilst leaving the Company with sufficient liquidity to capitalise on potential future market opportunities.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“The team has delivered strong operational performance in the Period across our leasing activities, where we continue to beat valuers’ ERVs, and on disposals where we are selling ahead of business plan and previous book values. Our diversified portfolio remains well let delivering robust cash flows with good lease lengths and plenty of value enhancing asset management opportunities.
“We have remained disciplined in committing new capital to date. We see opportunities to further grow the portfolio across all our geographies, with the UK in particular offering potential on repriced assets and Dublin as a beneficiary of potential Brexit relocations.”
1Portfolio value is based on valuation by external valuers CBRE & Colliers (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 30-Jun-16 adjusted for acquisitions, capital expenditure and disposals in the Period; the investment portfolio is revalued on a semi-annual basis, at 30 June and 31 December each year, by third party external valuers appointed by the Group. The property valuations do not take into account the impact on property investment and letting markets from the UK’s EU membership referendum held on 23 June 2016.

Q3-16 BUSINESS UPDATE

Investments:
We have been net sellers in the Period, successfully completing on £57.1 million of disposals, at attractive metrics, and investing £16.1 million across our redevelopment and refurbishment programmes, primarily across the UK and Ireland.
Disposals
Table 1: Q3-16 disposals

	Area (000 sq ft)	No. of assets	Sale price (£m)	Hold period (months)	ROC (%)	Yield spread[1] (bps)	EPRA Occup’y (%)
Office	53	2	4.4	26	95	Na	60
Retail	231	9	38.2	22	34	80	98
Leisure	69	2	14.5	18	68	395	100
Q3-16 disposals	353	13	57.1	21	45	260	94

Table 2: Q3-16 top three disposals

Asset	Port.	Area (000 sq ft)	No. of assets	Sale price (£m)	Hold period (months)	ROC (%)	Yield spread[1] (bps)	EPRA Occup’y (%)
Cheltenham Hospital	Gatsby	56	1	13.5	18	86	470	100
Victoria Square, BIRM	Tiger	26	1	8.0	30	46	20	93
Walworth Road, LON	Gatsby	39	1	7.8	18	43	160	100
Total		121	3	29.3	21	61	245	98

1.	Yield spread between acquisition yield on cost and disposal yield
Having announced the completion of our £300 million non-core disposal programme at our half-year results, we are now well into the second tranche £200 million programme, announced in February 2016.
The smaller lot sizes of our sales have proven to be very liquid in the current market. To date, we have not seen an impact on the velocity of our disposals or the attractive returns we have been able to achieve. Our pipeline of future sales remains strong, at similarly attractive returns once completed.
Portfolio management:
Like-for-like annualised topped-up NOI was up 3.1% in the Period, primarily as a result of strong leasing in the UK, which more than offset the reduction in hotel income from both the Fairmont and Portmarnock hotels, which are both coming towards the end of their refurbishment works.
Leasing
During the Period, we completed 31 commercial lease transactions contributing £1.9 million of incremental annualised NOI. New lettings on previously void space were the main contributors to this activity with 16 deals completed in the Period.
The UK delivered the majority of our leasing uplift with 20 lease transactions in total. New lettings on previously void space delivered £1.4 million of incremental annualised NOI, with average lease lengths of 9.0 years (12.3 years to expiry) and 2.4% above valuers’ ERVs, a notable achievement considering broader market uncertainty after the EU referendum. Ten UK re-gears and rent reviews were completed over the Period at rental levels 16% ahead of previous passing rent and 5.5% ahead of valuers’ ERVs. Average term extension on re-gears were also at an attractive seven years.
We continue to witness strong levels of occupational demand across the portfolio, with the momentum across the UK particularly notable, where we completed on six commercial lease transactions since the

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Period end and have a strong pipeline of deals in solicitors’ hands, in excess of previous passing rent and valuers’ ERVs.
PRS renewal and letting activity was strong over the Period with 97 net lease transactions completed, adding £0.4 million of NOI.
We have achieved a number of notable lease transactions in the Period, which are summarised below.
Table 4: Notable Q3-16 lease transactions

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	+/-% over prev rent
GBP	Artemis	Douglas House, Reigate	Office	26,500	Re-gear	Kimberly Clark	26,500	5.0	+14
GBP	Gatsby	Riva Hotel, Leeds	Hotel	49,100	Rent review	Travelodge	49,100	Na	+12
GBP	Gatsby	Portlethen RP, Aberdeen	Retail	96,600	Re-gear	Homebase	44,400	10.0	-7
GBP	Gatsby	Portlethen RP, Aberdeen	Retail	96,600	New lease	B&M	23,000	15.0	Prev. vacant
GBP	Artemis	Theta House, Camberley	Office	50,700	New lease	Surrey & Borders NHS	16,500	7.0[1]	Prev. vacant
GBP	Artemis	25 Marsh St, Bristol	Office	36,100	Re-gear	AON	21,100	5.0	+37
IRL	Central Park	Vantage, Dublin 18	Retail	17,800[2]	New lease	Dyson	3,800	6.0[3]	Prev. vacant
IRL	Central Park	Vantage, Dublin 18	Retail	17,800[2]	New lease	Art of Coffee	1,200	5.0[4]	Prev. vacant
IRL	Opera	Russell Court, Dublin 2	Office	138,800	Renewal	Government of Finland	2,600	10.0	+6
IRL	Elliott	Times Building	Retail	18,200[5]	New lease	Benefit Cosmetics	2,100	5.0[6]	Prev. vacant
ESP	Na	La Moraleja Green, Madrid	Retail	324,800	New lease	Jeromin	1,025	5.0	Prev. vacant

1. 14-year lease with tenant break option (TBO) at year seven 2. Area of commercial space 3. Ten-year lease with tenant TBO at year six	4. 15-year lease with TBO at year five 5. Area of retail space 6. Ten-year lease with TBO at year five
Development and refurbishment programme
UK

•
At Buckingham Palace Road, London SW1, (224,100 sq ft office) we remain on track to deliver strong NOI growth as we progress through the 2016 rent reviews. The extension and comprehensive refurbishment of the reception will complete by mid-November and materially enhance the building. We also commenced the refurbishment of the ‘Sky Lobby’, which will include a new café operation and co-working space. This is anticipated to complete ahead of the Advent space expiry in December 2016 and will further drive rents. Comparable market rents continue to be significantly ahead of our average in-place rents of £47 psf.

•	At Friars Bridge Court, London SE1, (Jupiter portfolio, 99,100 sq ft office) we received a resolution to grant planning in early July for our 200,000 sq ft redevelopment which extends the building to

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19 storeys. We expect to receive the planning consent shortly. We are in the process of agreeing short term lease extensions, increasing our average in-place rents of £23 psf to c. £40s psf, retaining the option to implement the planning consent at a later point.

•
At Pioneer Point, Ilford, IG1, (294 units PRS) the capital expenditure programme continues across both towers. Installation of furnishings in the vacant 135-unit south tower is underway and leasing is expected to commence in Q1-17, resulting in a material NOI increase. A planning application was submitted in the Period for the vacant commercial space which we plan to transform to tenant amenity space. We anticipate a decision by the end of the year and expect to deliver the tenant amenity package by summer 2017.

•
At Fairmont, St Andrews, (209 room hotel) we completed the first two phases of the room refurbishment, the new reception and atrium, bringing the quality to a five-star experience and driving the average daily rate and occupancy. Refurbishment of the bedrooms continues and we are targeting a summer 2017 completion.

•
In Aberdeen, Seafield House (Jupiter portfolio, 188,000 sq ft office) has now been rebranded as H1, Hill of Rubislaw. We completed the refurbishment of the vacant third floor (30,000 sq ft) and reception on time and budget. Post Period end we launched the new space by holding a community event with Sir Ranulph Fiennes for prospective tenants and local CEOs, which was well received.

•
At Camberley, the refurbishment of the vacant office space and common parts completed at the end of October. We have already successfully agreed a letting to Surrey & Borders NHS Foundation Trust of the entire ground floor, c. 16,600 sq ft. The lease is for a term of 14 years, with a tenant break option in year seven. The second floor of c. 17,000 sq ft remains available, with a good level of early interest from prospective tenants.

•
We are currently on site at The Horizon Centre, Epsom (Tiger portfolio, 29,500 sq ft office) and Apex House, Birmingham (Tiger portfolio, 58,700 sq ft office) where we are comprehensively refurbishing both assets.

Ireland

•
At Baggot Plaza, Dublin 4, (Opera portfolio, 129,300 sq ft office redevelopment) we achieved practical completion on 1 July 2016 and Bank of Ireland (BOI) staff began preliminary occupation in mid-August with full occupancy of 1,400 staff expected by year-end, a significant improvement over BOI’s original occupation date of Q2-17 which showcases our commitment to partnering with our tenants to achieve the desired result of early occupation.

•
At Stillorgan Shopping Centre, Co. Dublin, (Opera portfolio, 142,300 sq ft retail) we are continuing with our plans to reconfigure the centre into the best neighbourhood centre in Ireland with a view to starting works in 2017. The recent acquisition of Leisureplex across the road provides further opportunities for the centre. We are in early stages of design for a potential mixed use scheme offering retail and PRS uses.

•
At Block K, Central Park Dublin 18, (166 unit PRS and 15,000 sq ft commercial development) we achieved practical completion at the end of July 2016 and lease-up of the residential units commenced in mid-September. By Period end almost 25% of the units were pre-leased at a rate well ahead of business plan. Rents being achieved are in line with business plan and we remain on target to be materially let up by the end of Q1-17.

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•
At Portmarnock Hotel & Golf Links, Co Dublin, (135 room hotel) the extensive refurbishment of the rooms, lounge and lobby completed in the Period. Customer reactions to the improvements have been very positive, and Irish Golf Tour Operators awarded Portmarnock Irish Golf Resort of the Year for 2016.

•
At Schoolhouse Lane, Dublin 2, (13,300 sq ft office redevelopment) we received our planning consent to extend the building to approximately 16,000 sq ft. We expect to commence the works by year-end and complete the full refurbishment and extension by summer 2017.

•
At The Times Building, Dublin 2, (54,000 sq ft office, 18,250 sq ft retail, four PRS units) we completed works to retail unit six and subsequently let it to Benefit Cosmetics, a strong beauty brand, on a ten-year lease. Fit-out of the remaining four vacant retail units is underway and generating positive interest from prospective tenants.

Spain

•
At Puerta del Sol 9, Madrid, (37,000 sq ft commercial/residential conversion to retail redevelopment) which is located on one of Madrid’s busiest squares, a planning application to convert to retail use as a flagship store has been submitted. We have received positive preliminary feedback from both the municipality and potential retail tenants.

•
At Santisima Trinidad 5, Madrid, (31,750 sq ft commercial to residential conversion) construction has completed on the conversion to a seven-storey residential block with 24 high-end residential units (28 parking spaces) in the prime Chamberi area of Madrid. We have completed on 21 of the 24 available units and the 22nd unit is currently under offer, all at levels ahead of underwriting. The last two remaining penthouse units are being marketed.

•
At La Moraleja Green, Madrid, (324,800 sq ft shopping centre) in the affluent north Madrid suburbs, we plan to enhance the asset to become an institutional grade community shopping centre. We have completed a detailed capex feasibility study and expect to submit for planning approval in Q4-16, with construction to commence in early 2017.

Financial position:
At Period end, cash and cash equivalents stood at £483.4 million and the Group had approximately £1,738.4 million of total debt financing drawn.
Further increasing our proportion of unsecured debt, we successfully issued a £200 million tap on 19 September 2016 at an issue yield of 3.572%. This increased our 2022 £300 million notes, which were issued in June 2015, to a benchmark size of £500 million.
Secured debt principal totalling £156.3 million was repaid in the Period funded from the disposal of assets and the unsecured debt proceeds raised. As a result, unsecured debt now represents 56% of all debt drawn.
As a result of the financing activity in the Period, the weighted average interest rate was 3.0% (June 2016: 2.9%) with 91% of our debt either fixed or hedged via caps. The average term to maturity improved to 6.3 years (June 2016: 6.0 years). LTV was 40.8% (June 2016: 41.8%) and our total liquidity (cash plus undrawn facilities) stood at £708.4 million.

On 28 September 2016, we announced a share buyback programme of up to £100 million as part of our ongoing commitment to balance sheet management and capital efficiency, whilst leaving sufficient

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liquidity to capitalise on potential future market opportunities. We made our first share buyback post Period end, and are making good progress. We have bought back 4,925,254 shares that have since been cancelled. These were purchased at a weighted average price per share of 1,017.9 pence and a total cost of £50.1 million.
Including the effect of the shares bought back to date post Period end, our pro forma total liquidity is £658.3 million and LTV stands at 42.5%. The remainder of the buyback programme will be funded from cash and net proceeds from continued asset sales.

Table 6: Liquidity and LTV

(£m)	At Period end	Share buyback	Post Period end position
Cash	483.4	(50.1)	433.3
Undrawn facilities (RCF)	225.0		225.0
Total liquidity	708.4		658.3
Total drawn debt	1,738.4		1,738.4
Net debt	1,255.0		1,305.1
Portfolio value	3,073.3		3,073.3
LTV (%)	40.8		42.5
Outlook:
Our portfolio remains in a robust position with good occupational demand across our core sectors and geographies, including the UK. Our UK tenant base is overwhelmingly local and UK focused in its ultimate consumer base and 10% of the total portfolio (by value) has exposure to Central London office. Our portfolio is well diversified, with high occupancy of 95%, a WAULT of 7.3 years (9.3 years to expiry) and strong in-place income with a portfolio yield on cost of 6.5%. Alongside a robust level of financing capacity, KWE remains well placed at a time of continued capital markets volatility and political uncertainty and has sufficient firepower to capitalise on potential market dislocations.
With £78.4 million of disposals completed post the EU referendum and a robust pipeline of sales, our current £200 million non-core disposal programme shows ongoing good traction whilst continuing to deliver strong returns. To date we have reduced the number of properties in the portfolio from 302 at the peak, in December 2015, to 265 at Period end and will continue to focus on selling smaller lot size assets where an attractive and liquid market exists.
During this prolonged period of broader market uncertainty, our capital discipline and bottom up stock selection is key to identifying attractively priced and accretive investment opportunities where we can continue to deliver strong risk-adjusted returns and grow the portfolio.
Our markets:
UK
In the first release of GDP covering a full quarter following the EU referendum, Q3-16 GDP was up 0.5%, according to ONS estimates, beating analysts’ forecasts of 0.3%. Consumer confidence jumped six points, according to GFK, restoring the Index to June’s pre-Brexit levels and driven largely by improved expectations in personal finances and the general economy.
For the broader market, rental values have held steady during the Period as occupational markets remained firm, with the industrial sector continuing to outperform. Across our own portfolio we’ve seen healthy

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levels of occupational demand allowing us to complete leases at favourable terms, with a good pipeline of deals in solicitors’ hands and positive future lease transaction conversations.
The investment market continues to benefit from a strong level of demand for smaller lot sizes and well-let prime assets. Investment volumes are down relative to peak 2015 volumes, however 2016 volumes are still expected to be ahead of the ten-year average, according to CBRE. Our own portfolio has benefited from strong liquidity for our small lot size disposals.
According to the CBRE index, capital values for UK property as a whole fell by 4% in Q3, with marked falls in office, particularly in Central London, and retail warehousing. Our Central London office exposure makes up 10% of the total portfolio and is represented by Buckingham Palace Road and Friars Bridge Court, both showing significant reversion to market rents and have no exposure to financial services tenants.
Ireland
The Irish economy continues to grow strongly and net inward migration is now evident for the first time since 2009, according to the CBI. Consumer spending has recovered strongly, supported by gains in employment and rising earnings and we expect our shopping centres to benefit from this in due course.
Property investment volumes remain strong and there continues to be significant institutional interest from new entrants to the market. Year-to-date Dublin office take-up remains robust and Dublin 2/4 CBD grade A vacancy continues to fall, driving strong ERV growth. Prime rents are now at €60.00 psf, up 14% year-on-year, according to CBRE. We expect the current rental cycle to be prolonged as Dublin continues to be well placed to benefit from potential job relocations from companies seeking to realign their geographic footprint after the EU referendum.
The PRS market continues to perform well, with year-on-year rental growth for a two-bed unit at 8%, according to the RTB. Similarly, across the hotel market, ADR and RevPAR metrics are up significantly and we expect Portmarnock Hotel and Golf Links to benefit now that the works are complete – its award as 2016 Irish Golf Resort of the Year is a very positive early win.
Spain
The Spanish economy continued to expand, despite political gridlock which has now abated. Spain is set to achieve one of the faster growth rates in the Eurozone this year, according to the Bank of Spain.
Our retail portfolio is well placed to benefit from the significant increase in retail activity in Spain. Low inflation, continued recovery in employment and a record number of tourists are fuelling spending: year-on-year retail sales rose 4.9% in August, according to the Institute of Spanish Statistics. The high street retail occupational and investment market in central Madrid continues to strengthen. Against this backdrop, current rents continue to sit significantly below prior cycles, and we expect rental increases across the sector as a whole.
Italy
Economic growth was slightly weaker than expected and has been revised down by the OECD to 0.8% in 2016 and 2017. However, the investment market remains healthy with strong transaction volumes and good year-on-year growth.
We expect to see the most significant investment opportunities arising from fixed-life funds in liquidation coupled with more strategic sales from the Italian banks. The next phase of sizeable supply of real assets

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is most likely to come from the Italian banks deleveraging as well as sales from larger private equity houses who have invested in bulk non-performing loan transactions.
Fees:
Investment Management fee
Based on an EPRA NAV of £1,687.3 million at the end of the Period, excluding revaluations which are carried out semi-annually on 30 June and 31 December, a quarterly management fee of £4.2 million is payable to KW Investment Management Ltd, as investment manager to the Group. This fee is payable 50% in cash and 50% in shares, where the new shares component is expected to be settled through market purchases of existing shares.
Dividends:
The directors of the Company have resolved to pay an interim quarterly dividend of 12.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	4-November-16	17-November-16	18-November-16	30-November-16
Exchange rate:
Where amounts in this document are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.8661 which was the rate on 30 September 2016.
Next results announcement:
The next trading update will be the 2016 full year results, due to be issued on or around 24 February 2017.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £3.0 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.
Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services

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primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.

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Appendix at 30 September 2016
UK portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	TU NOI[2]	TU NIY[3]	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.7	30	879.4	52.5	5.6	6.8	4.5	95.5
Retail	1.9	123	378.9	25.8	6.4	6.9	8.3	98.2
Industrial	2.9	34	190.4	12.7	6.2	7.3	6.1	95.6
Leisure	0.5	10	99.0	5.9	5.5	6.7	12.0	96.1
Residential	0.2	1	77.2	1.4	1.8	2.9	-	82.1
Property Total	8.2	198	1,624.9	98.3	5.7	6.7	6.2	95.8
Development	-	-	-	-	-	-	-	-
Hotel	-	1	40.3	0.9	2.0	5.8	-	-
Loans	-	7	58.8	5.4	8.7	9.6	-	-
Total/average	8.2	206	1,724.0	104.6	5.7	6.8	6.2	95.8
Irish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	TU NOI[2]	TU NIY[3]	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.9	14	560.3	25.7	4.4	5.8	10.2	94.4
Retail	0.5	7	165.7	10.1	5.8	6.4	16.6	98.0
Industrial	-	-	-	-	-	-	-	-
Leisure	0.0	1	3.2	0.2	5.2	6.9	16.7	100.0
Residential	0.3	2	102.0	4.8	4.5	4.4	-	95.0
Property Total	1.7	24	831.2	40.8	4.7	5.8	12.0	95.1
Development	-	3	71.9	-	-	-	-	-
Hotel	-	1	32.4	1.2	3.7	5.1	-	-
Loans	-	3	24.0	1.1	4.2	4.0	-	-
Total/average	1.7	31	959.5	43.1	4.7	5.7	12.0	95.1
Spanish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	TU NOI[2]	TU NIY[3]	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Retail	0.9	16	139.8	9.0	6.2	6.7	3.0	82.5
Development	-	3	77.6	-	-	-	-	-
Total/average	0.9	19	217.4	9.0	6.2	6.7	3.0	82.5
Italian portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	TU NOI[2]	TU NIY[3]	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	1.1	9	172.4	10.4	5.8	6.3	6.2	100.0
Total/average	1.1	9	172.4	10.4	5.8	6.3	6.2	100.0

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Total portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	TU NOI[2]	TU NIY[3]	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	4.7	53	1,612.1	88.6	5.2	6.5	6.3	95.7
Retail	3.3	146	684.4	44.9	6.2	6.8	8.9	94.0
Industrial	2.9	34	190.4	12.7	6.2	7.3	6.1	95.6
Leisure	0.5	11	102.2	6.1	5.5	6.7	12.2	96.1
Residential	0.5	3	179.2	6.2	3.3	3.6	-	91.1
Property Total	11.9	247	2,768.3	158.5	5.4	6.4	7.3	95.0
Development	-	6	149.5	-	-	-	-	-
Hotel	-	2	72.7	2.1	2.8	5.6	-	-
Loans	-	10	82.8	6.5	7.4	8.2	-	-
Total/average	11.9	265	3,073.3	167.1	5.4	6.5	7.3	95.0
Footnotes:

1.
Portfolio value is based on valuation by external valuers CBRE & Colliers (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 31-Dec-15 adjusted for acquisitions, capital expenditure and disposals in the Period; the investment portfolio is revalued on a semi-annual basis, at 30 June and 31 December each year, by third party external valuers appointed by the Group. The property valuations do not take into account the impact on property investment and letting markets from the UK’s EU membership referendum held on 23 June 2016.

2.	Topped-up annualised NOI

3.	EPRA topped-up NIY
Total portfolio: top ten assets1

	UK/			Approx area	EPRA TU NIY[2]	WAULT[3]	EPRA occup'y4
Asset	Ireland	City	Sector	(000 sq ft)	(%)	(years)	(%)
Buckingham Palace Road	UK	London, SW1	Office	224	3.9	3.8	100.0
Baggot Plaza	Ireland	Dublin 4	Office	129	4.6	19.7	100.0
40/42 Mespil Road	Ireland	Dublin 4	Office	118	3.7	11.7	100.0
Russell Court	Ireland	Dublin 2	Office	139	4.5	9.2	100.0
Towers Business Park	UK	Manches.	Office	289	5.7	4.6	95.4
Vantage, Central Park	Ireland	Dublin 18	PRS[5]	260	4.4	n/a	94.1
Stillorgan Shopping Centre	Ireland	Co. Dublin	Retail	142	5.6	7.1	98.1
Pioneer Point	UK	London, Ilford	PRS[6]	1,516	1.8	n/a	82.1
Friars Bridge Court	UK	London, SE1	Office	99	3.2	1.2	98.2
La Moraleja Green Shopping Centre	Spain	Madrid	Retail	325	5.9	1.7	70.3
Total				1,876	4.2	7.3	94.4
Footnotes:

Kennedy Wilson Europe Real Estate Plc        11

Q3-16 BUSINESS UPDATE

1.    Excludes loans secured by real estate assets
2.    EPRA topped-up net initial yield: Topped-up annualised rental income less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
3.    WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties
4.    Based on ERV
5.    Private rented sector residential
6.    Excludes area of vacant south tower

Total portfolio: Top ten tenants at 30 September 20161

Tenant	Gross annual rent (£m)	% of total gross annual rent
Italian Government	12.0	7.5
Bank of Ireland	9.3	5.9
Telegraph Media Group	5.8	3.6
British Telecommunications Plc	4.9	3.1
Carrefour	4.5	2.8
KPMG	3.9	2.5
HSBC Plc	3.4	2.1
UK Government	3.4	2.1
Conoco (UK) Ltd	3.0	1.9
Mason Hayes & Curran	2.9	1.8
Top ten tenants	53.1	33.3
Remaining tenants	105.9	66.7
Total	159.0	100.0
Lease expiry profile1

	Number of leases expiring	Gross annual rent (£m)[2]	% of total gross annual rent
2016	61	3.0	1.9
2017	115	16.8	10.5
2018	79	15.0	9.4
2019	63	13.4	8.4
2020	97	18.6	11.7
2021	78	15.5	9.7
2022	40	20.6	12.9
2023	28	5.0	3.1
2024	33	5.5	3.4
Thereafter	150	46.3	29.0
Total	744	159.7	100.0
Footnote:

1.	Commercial leases only – excludes residential, hotel and development assets, loan portfolios and other miscellaneous income

2.	Gross rent payable at earliest of break or expiry date

Kennedy Wilson Europe Real Estate Plc        12